Exhibit 10.2

  CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Execution Version: 29/06/16

EXCLUSIVE LICENSE AGREEMENT

by and between

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD

and

EDESA BIOTECH INC.

June 29, 2016

TABLE OF CONTENTS
(continued)

EXCLUSIVE LICENSE AGREEMENT

This Agreement ("Agreement"), effective as of June 29, 2016 ("Effective Date"), is entered into by and between Yissum Research Development Company of the Hebrew University of Jerusalem, an Israeli corporation with its principal office at Hi-Tech Park, Edmond J. Safra Campus, Givat-Ram, Jerusalem P.O. Box 39135, Jerusalem 91390 Israel ("YISSUM"), and Edesa Biotech Inc., an Ontario corporation with its principal office at I 00 Spy Court, Markham, Ontario, L3R 5H6 ("EDESA"). YISSUM and EDESA may be referred to herein individually as a "Party" or collectively as the "Parties". Reference to a Party shall be deemed to include that Patty's Affiliates.

RECITALS:

A.
YISSUM owns the rights to certain know-how, patents and data relating to MRX-6 (a topical formulation of a Hyaluronic Acid (HA) conjugated with dipalmitoyl PHOSPHATIDYL-ethanolamine (DPPE) (the "Product") developed by Professor Saul Yedgar (the "Researcher"), of the Hebrew University of Jerusalem (the "University") and Akari Therapeutics (f/k/a Celsus Therapeutics), the previous licensee of the Licensed Technology (as defined below).

B.	EDESA is a pharmaceutical company having expertise in the discovery, development, manufacturing and commercialization of innovative human pharmaceutical products.

C.
EDESA and YISSUM desire to enter into an agreement under which EDESA will obtain exclusive rights to develop the Product for therapeutic, prophylactic and diagnostic uses in topical dermal applications and anorectal applications (but excluding ophthalmological uses)(collectively, the "Field").

Concurrently with the execution of this Agreement, EDESA is executing a consulting agreement with the Researcher, under which the Researcher shall provide certain consulting services to EDESA. In consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1 DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1
"Adverse Event" shall mean any undesirable medical occurrence in a patient or clinical investigation subject administered the Product that must be reported to the relevant regulatory authority and which does not necessarily have to have a causal relationship with the Product.

1.2	"ADRC" has the meaning set forth in Section 13.14.

1.3
"Affiliate" means with respect to a Party, any person or entity controlling, controlled by or under common control with such Party. For purposes of this Section 1.3, "control" shall mean: (a) in the case of a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity; and (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.4	"Arbitration Panel Finalization" has the meaning set forth in Section 13.14.

1.5	"Calendar Quarter" means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6	"Calendar Year" means the respective periods of twelve (12) months commencing on January 1 and ending on December 31.

1.7	"Claimant" has the meaning set forth in Section 13.14.

1.8
"Clinical Material(s)" means the Product formulated in accordance with the Specifications and applicable Canadian, United States and/or foreign laws, rules and regulations: (a) for preclinical activities; and (h) for administration to subjects in Clinical Trials.

1.9	"Clinical Trial(s)" means clinical trials in each with respect to the Product in the Field.

1.10
"Commercialization" or "Commercialize" means activities undertaken after obtaining Regulatory Approval relating specifically to the launch, promotion, marketing, sales force recruitment, pricing determination, sale, use and distribution of a pharmaceutical product and post-launch medical activities, including: (a) manufacturing and distribution for commercial sale, (b) strategic marketing, sales force detailing, advertising, and market and product support; (c) medical education and liaison; (d) all customer support and product distribution, invoicing and sales activities; (e) all post-Regulatory Approval regulatory activities, including those necessary to maintain Regulatory Approvals; (f) target product profile, pricing, formulary and reimbursement related activities including pricing and reimbursement approvals; and (g) organizing formulary access and drug distribution.

1.11	"Confidential Information" has the meaning set fo1th in Section 8.1.

1.12	"Confirmatory Efficacy Study" means a second human Clinical Trial to confirm with statistical significance the efficacy and safety of the Product in the Field.

1.13
"Control," "Controls" or "Controlled by" means (except as used in Section 1.3), with respect to any item of or right under the Licensed Technology, the ability of a Party (whether through ownership or license, other than pursuant to this Agreement) to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.14	"Debarred" has the meaning set forth in Section Error! Reference source not found..

1.15	"demand for arbitration" has the meaning set forth in Section 13.14.

1.16
"Develop" or "Development" or "Developing" means research, discovery, process development, manufacturing for preclinical and clinical uses, preparation for drng reimbursement, preparation and initiation of medical education and liaison activities and preclinical and clinical drng or biological development activities, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, preclinical and clinical studies and regulatory affairs, Regulatory Approval and registration, in each case, of a Product for use in the Field.

1.17	"EDESA Indemnitee(s)" has the meaning ascribed to it in Section 10.2.

1.18
"EDESA Data" means any proprietary scientific, technical, clinical or regulatory information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, filings, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data that are related to the Product (or a composition containing the Product or the manufacturing or use of the Product).

1.19	"EMEA" means the European Medicines Evaluation Agency or any successor agency thereto.

1.20	"FDA" means the United States Food and Drug Administration or any successor agency thereto.

1.21	"Field" has the meaning ascribed to it in the recitals.

1.22
"First Commercial Sale" means, with respect to the Product in the Field, the first sale to a Third Party for end use or consumption of the Product in the Field in a country in the Territory after Regulatory Approval of the Product in the Field has been granted by the Regulatory Authority of such country.

1.23	"ICH" means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.24	"IFRS" means International Financial Regulatory Standards as the same may be in effect from time to time.

1.25
"IND" means an Investigational New Drug application in the United States, a Clinical Trial Application in Canada, or a foreign equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.26	"Indemnifying Party" has the meaning ascribed to it in Section Error! Reference source not found..

1.27	"indemnitee" has the meaning ascribed to it in Section Error! Reference source not found..

1.28
"Indication" means any separate and distinct disease (or stage of disease), disorder or medical condition in humans or non-human animals which a Product is intended to treat, prevent, diagnose, monitor or ameliorate and which, for a Product candidate, is intended to be reflected in the labeling for such Product as an approved indication, and which, for an approved Product, is reflected in the labeling for such Product.

1.29
"Information" means any and all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information and data related to the Product, in any tangible or intangible fom1.

1.30	"Knowledge" shall mean actual knowledge of any of the current officers of the Party gained in the regular course of the relevant Party's business.

1.31
"Licensed Technology" means (a) all Patents; (b) any regulatory approvals relating to the Product; (c) any proprietary scientific, technical, clinical or regulatory information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, filings, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data and (d) any proprietary biological, chemical or physical materials; all Controlled by YISSUM or the Researcher as of the Effective Date or at any time during the Term, including any active pharmaceutical ingredient related to the product in the case of each of (a), (b), (c) and (d) that are: (i) related to the Product (or a composition containing the Product or the manufacturing or use of the Product); and (ii) necessary or useful for EDESA to exercise the rights licensed to it under this Agreement or to perform its obligations under this Agreement.

1.32
"NDA" or "New Drug Application" means an application submitted to FDA pursuant to 21 U.S.C. § 505(6) or a Canadian or foreign equivalent application or submission to a Regulatory Authority which contains complete details of the manufacture and testing of a new drug, for purposes of obtaining Regulatory Approval for such new drug in the applicable jurisdiction, for a particular Indication, and also includes a Biologics License Application.

1.33	"Net Sales" means the gross amount invoiced and billed by EDESA or its Affiliates to unrelated Third Parties (excluding any Sublicense) for the Product in the Territory, less:

(a)	Trade, quantity and cash discounts actually allowed or paid;

(b)
Commissions, discounts, refunds, rebates (including wholesaler fees), chargebacks, retroactive price adjustments, and any other allowances actually allowed or paid which effectively reduce the net selling price;

(c)	Actual Product returns and allowances;

(d)	Any sales, use, excise, value added taxes or similar taxes measured by the billing amount, when included in billing;

(e)	Any freight, postage, shipping, and insurance charges related to delivery of the Product from an applicable warehouse, all to the extent included in the third party invoices; and

(f)	custom, import and export duties actually paid.

Any refund or reimbursement of any of the foregoing amounts previously deducted from Net Sales shall be appropriately credited to Net Sales, or adjusted through allowances, upon receipt thereof.

For greater certainty "Net Sales" shall not include sales or transfers between members of the group comprised of EDESA, Sublicensees, and their Affiliates.

For greater ee1tainty, provision of Product for the purpose of conducting Clinical Trials in order to obtain Regulatory Approvals shall not be deemed to be a sale.

Such amounts shall be determined from the books and records of EDESA or its Affiliates or Sublicensees, as applicable, maintained in accordance with IFRS, consistently applied, except where IFRS is not the standard, in which case whatever the accounting standard is in effect will be applied. EDESA further agrees that in determining such amounts, it will use EDESA's then current standard procedures and methodology, including EDESA's then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars, consistently applied.

1.34
"Patent(s)" means: (a) all patents and patent applications in any country or supranational jurisdiction; and (b) any provisionals, substitutions, divisions, continuations, continuations in part, reissues, renewals, registrations, confirmations, reexaminations, extensions, supplementary protection ce1tificates and the like, of any such patents or patent applications Controlled by YISS UM or the Researcher where the Researcher is listed as an inventor, as of the Effective Date or at any time during the Term that are related to the Product (or a composition containing the Product or the manufacturing or use of the Product) and necessary or useful for EDESA to exercise the rights licensed to it under this Agreement or to perform its obligations under this Agreement, including, without limitation, the Patents listed in Appendix B.

1.35
"Phase III Clinical Study" means a human clinical study to confirm with statistical significance the efficacy and safety of the Product in the Field performed to obtain Regulatory Approval for the Product.

1.36	"Product" has the meaning ascribed to it in the recitals.

1.37	"Regulatory Approval(s)" means all approvals or authorizations by Regulatory Authorities necessary to market and sell the Product in the Field in the Territory.

1.38
"Regulatory Authority" means any applicable government regulatory authority involved in granting approvals for the conduct of Clinical Trials or for an NDA in the Territory, including in the United States, the FDA, and in Canada, Health Canada.

1.39	"Respondent" has the meaning set forth in Section 13.14.

1.40	"Royalties" has the meaning set forth in Section 6.2.

1.41	"Specifications" means the specifications for the Product as provided by Yissum as part of the Licensed Technology.

1.42	"Sublicensee" means a Third Party that is granted a sublicense under the licenses granted to a Party under this Agreement.

1.43	"Sublicensing Fees" has the meaning set forth in Section 6.2.

1.44
"Sublicensing Revenue" means the net amount of all revenues, royalties, receipts, and monies, including upfront payments, milestone payments, and license fees, earned or received by EDESA and its Affiliate(s) from Sublicensee(s) with respect to the Product.

1.45	"Term" has the meaning set forth in Section 12.1.

1.46	"Territory" means the entire world.

1.47	"Third Party" means an entity other than: (a) EDESA and its Affiliates; and (b) YISSUM and its Affiliates.

1.48	"United States" means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

1.49	"YISSUM indemnitee(s)" has the meaning ascribed lo it in Section 10.1.

ARTICLE 2 SCOPE

2.1	Scope.

Pursuant to and subject to the terms of this Agreement: (a) EDESA will be exclusively responsible for the Development of the Product in the Territory in the Field with the goal of obtaining Regulatory Approval for the Product, and, once Regulatory Approval has been obtained, for the Commercialization of the Product; and (b) EDESA will have exclusive rights to Develop and Commercialize the Product as fu1ther set forth in Section 3.1, in exchange for royalty and other payments to be made to YISSUM as described in Article 6.

ARTICLE 3
PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

3.1	Overview.

From and after the Effective Date, EDESA shall have full responsibility and authority, at its sole cost and expense, for the Development and Commercialization of the Product in the Field in the Territory, including (a) the conduct of all Clinical Trials and (b) seeking Regulatory Approvals for the Product. Upon EDESA 's request, YISSUM will promptly execute such letters as may be required in order to effect transfer to EDESA of any IND, for filing with the relevant Regulatory Authorities.

3.2	Conduct of Development and Commercialization.

EDESA shall use commercially reasonable efforts to Develop and Commercialize the Product in the Field in the Territory in accordance with the Development Plan, as defined in Section 3.3. For purposes of this Agreement, "commercially reasonable efforts" means such efforts as would be employed by EDESA for a product at a similar development stage, having similar market potential and having similar commercial and scientific advantages and disadvantages based on conditions then prevailing. EDESA shall report to YISSUM through the Development Plan as to the status of Development and Commercialization of the Product in the Field.

3.3	Development Plan

              EDESA will be responsible for the Development of the Product in accordance with the plan (the "Development Plan") set fo1ih in Appendix A, including the development targets (the "Development Targets") referenced therein. EDESA shall periodically prepare an update to the Development Plan and deliver same to YISSUM within sixty (60) days of the end of every 6- month period following the execution of this Agreement, for the first two years of this Agreement and, thereafter, within sixty (60) days following each twelve (12) month anniversary of the execution of this Agreement. The parties acknowledge and agree the Development Targets will initially be based on the Parties best estimation of what can be accomplished and will be adjusted by mutual agreement in light of EDESA 's actual Development experience. After the submission of each Development Plan update, the Pa11ies will meet (in person or through other means) and work in good faith to amend and adjust the Development Plan and Development Targets as needed.

3.4	Sponsored Research.

EDESA shall sponsor research by or under the direction of the Researcher in connection with the development of the Licensed Technology and the Products as needed. EDESA shall consider in good faith (but is not obligated to approve) requests from the Researcher to sponsor research to be conducted by or under the direction of Researcher to develop the Licensed Technology.

3.5	Rights to Sublicense.

EDESA shall have tbc right to engage Third Parties (each a "Sublicensee") to perform any of its activities or obligations hereunder, provided that EDESA shall be responsible for ensuring that, prior to any such engagement, any Sublicensees are subject to a agreement (a "Sublicense Agreement") containing terms and conditions: (i) specifying that such written agreements terminate upon termination of this Agreement; (ii) consistent with the relevant terms and conditions of this Agreement protecting the rights of YISSUM under this Agreement including imposing obligations of confidentiality on each such Sublicensee; (iii) that vest ownership of any and all inventions developed by such Sublicensee relating lo Products in the course of performing activities under such sublicense in EDESA; and (iv) that do not impose any payment obligations or liability on YISSUM without the prior written consent of YJSSUM. EDESA shall require each Sublicensee to provide it with regular written royalty reports that include at least the detail that EDESA is required to provide to YJSSUM pursuant to this Agreement. Upon request, EDESA shall provide such reports to YISSUM. EDESA shall provide YISSUM with an executed copy of each Sublicense Agreement within thirty (30) days of its execution.

ARTICLE 4 MANUFACTURE AND SUPPLY

4.1	Responsibility for Manufacturing and Supply.

(a) EDESA will be responsible, at its own cost, for the manufacture of Product and Clinical Materials. Promptly following the execution of this Agreement, YISSUM shall deliver to EDESA copies of all Jnfom1ation in its possession or Control, including manufacturing know how, and any and all original processes, records, directly related to the manufacture and supply of the Product and Clinical Materials in accordance with the applicable Specifications.

(b) Upon the request of EDESA, YISSUM shall promptly ship to EDESA any unexpired active pharmaceutical ingredient for the Product in its possession or Control.

ARTICLE 5 REGULATORY

5.1	Regulatory Obligations.

EDESA shall be responsible, al its own cost, for, and shall have the sole right to control, all regulatory activities and strategy associated with JNDs, NDAs and all other submissions for Regulatory Approvals, all Regulatory Approvals, and the maintenance of such submissions and Regulatory Approvals, as well as seeking approval for reimbursement or pricing of a Product in the Territory, in each case with respect to the Product in the Field, including communicating and preparing and filing all reports including all INDs and NDAs with the applicable Regulatory Authorities. YISSUM shall reasonably cooperate with EDESA as requested, in preparing and filing all such reports, and YISSUM shall provide EDESA with all available information, including regulatory, technical and clinical data concerning the Product to enable EDESA to prepare and file such rep011s. EDESA shall pay all governmental fees associated with obtaining and maintaining any and all Regulatory Approvals including any establishment license fees of EDESA or Third Pai1ies which must be paid with respect to facilities used in the manufacture of the Product by or on behalf of EDESA.

5.2	Safety Reporting.

EDESA shall be responsible for all regulatory activities relating to the Product in the Field including: (i) management and monitoring of safety and Adverse Event/experience information for; (ii) regulatory reporting; (iii) managing the global safety data base for the Product; and (iv) reviewing and approving of safety information for inclusion in the Product label in the Ten-itory, including the costs and expenses thereof.

5.3	Recalls.

EDESA shall be responsible for any recall decision and the conduct of any recall in respect of the Product in the Field, including the costs and expenses thereof.

5.4	Pricing and Reimbursement.

EDESA shall be solely responsible for selling the price for the Product in the Field and may do so without discussion or consultation with YISSUM.

ARTICLE 6 PAYMENTS

6.1	Milestone Payments.

EDESA shall immediately notify YISSUM of the achievement of any of the following development and commercial milestones, all for the Product in the Field, and EDESA shall pay to YISSUM the milestone payments listed below which shall be due and payable within thirty (30) days after the event for which the payment is due (or, for milestones based on Net Sales, within thirty (30) days after the end of the Calendar Year with respect to which such milestone is triggered):

Upon Execution of this Agreement	[ ]

Upon the 6-month Anniversary of the Execution of this Agreement	[ ]

Upon the dosing of the 1st patient into a Confirmatory Efficacy Study for the first Indication for which Regulatory Approval will be sought.	[ ]

Upon receipt of the first Regulatory Approval for the Product from the FDA	[ ]

Upon the First Commercial Sale of the Product in the United States	[ ]

First occurrence of $[ ] million in aggregate Net Sales in a Calendar Year in countries where EDESA or an Affiliate directly Commercializes the Product	[ ]

First occurrence of $[ ] million in aggregate Net Sales in a Calendar Year in countries where EDESA or an Affiliate directly Commercializes the Product	[ ]

First occurrence of $[ ] million in aggregate Net Sales in a Calendar Year in countries where EDESA or an Affiliate directly Commercializes the Product	[ ]

Upon divestiture of substantially all of the assets of the EDESA, during the process of evaluating the assets of the EDESA, EDESA shall pay YISSUM:	[ ]% of the valuation of the Licensed Technology by an external objective expert, if the transaction is closed within 5 years from the date of the execution of this Agreement

[ ]% of the valuation of the Licensed Technology by an external objective excet, if the transaction is closed after 5 years from the date of the execution of this Agreement

For clarity, the aggregate Net Sales that are taken into account in order to calculate the achievement of a specific sales threshold milestone for a Calendar Year cannot also be taken into account in order to calculate the achievement of additional sales threshold milestone(s) in that same calendar year.

6.2	Product Royalties.

EDESA shall pay to YISSUM a royalty of  [  ]% of Net Sales ("Royalties") of the Product in the countries in the Territory where it or an Affiliate directly Commercializes the Product. EDESA shall pay to YISSUM an amount equal to  [  ]% of Sublicensing Revenue received by EDESA and its Affiliates ("Sublicensing Fees") in the countries in the Territory where it does not directly Commercialize the Product.

6.3	Reports; Payment of Royalty.

Following the earlier of (a) the First Commercial Sale of the Product and (b) execution of a Sublicense Agreement with a Sublicensee, EDESA shall furnish to YISSUM written reports for each fiscal quarter and each fiscal year; each such report showing in relation to the reporting period, as applicable: (i) the Net Sales of the Product in the Territory and the royalties payable under this Agreement in respect thereof; and (ii) Sublicensing Revenues received and the Sublicensing Fees payable under this Agreement in respect thereof. Reports in respect of a fiscal quarter shall be due on the thirtieth (30th) day following the close of such fiscal quarter and annual reports shall be due on the sixtieth (60th) day following the close of such fiscal year. Royalties and Sublicensing Fees shown to have accrued by each report shall be due and payable on the date such report is due. EDESA shall keep complete and accurate records in sufficient detail to enable the Royalties and Sublicensing Fees payable hereunder to be determined.

6.4	Audits.

(a)
EDESA will keep and maintain (and to the extent applicable, will cause its Affiliates, and their respective Sublicensees, distributors, assignees and transferees to keep and maintain) proper and complete records and books of account in such form and detail as is necessary for the determination of the amounts payable by EDESA (on behalf of itself and its Affiliates and their respective Sublicensees, distributors, assignees and transferees) to YISSUM under this Agreement and for the purposes of this Agreement.

(b)
Upon the written request of YISSUM and not more than once in each Calendar Year, EDESA shall permit an independent certified public accounting firm of nationally recognized standing in the United States (that has been retained on an hourly or flat fee basis and receives no contingency fee or other bounty or bonus fee) selected by YISSUM, at YISSUM's expense, to have access during normal business hours to such of the records of EDESA as may be reasonably necessary solely to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than thirty six (36) months prior to the date of such request. This right to audit shall remain in effect throughout the life of this Agreement and for a period of three (3) years after the termination of this Agreement.

(c)
YISSUM shall share the accounting firm's final written report with EDESA within thirty (30) days of its receipt by YISSUM. If such accounting firm identifies a discrepancy by EDESA made during such period, EDESA shall pay YISSUM the amount of the discrepancy within thirty (30) days of the date YISSUM delivers to EDESA such accounting firm's written report so concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by YISSUM unless the underpayment exceeded ten percent (10%) of the amount owed by EDESA to YISSUM for such Calendar Year, in which case, EDESA shall pay to YISSUM the reasonable fees charged by such accounting firm which fees shall not exceed $25,000. EDESA shall pay interest on the amounts owed to YISSUM, and said interest shall be calculated as being 2% greater than the U.S. commercial prime rate as published by the Wall Street Journal on the date of the first discrepancy identified in the audit, and shall accrue from the date payments should have been made.

(d)
EDESA shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to EDESA, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by YISSUM's independent accountant to the same extent required of EDESA under this Agreement.

(e)
YISSUM shall treat all financial information subject to review in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with EDESA, its Affiliates or Sublicensees, as applicable obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

6.5	Payment Exchange Rate.

All payments to be made by one Party to the other under this Agreement shall be made in United States dollars by bank wire transfer in immediately available funds to a bank account designated in writing by the Party receiving the payment. In the case of sales outside the United States, royalty payments by EDESA to YISSUM shall be converted to United States Dollars in accordance with the following: the rate of currency conversion shall be calculated using a simple average of mid-month and month-end rates as provided by the spot rate as published by The Wall Street Journal, New York City Edition for such accounting period.

6.6	Tax Withholding.

The Parties will withhold taxes with respect to payments under this Agreement under applicable law.

6.7	Late Payments.

EDESA shall pay interest to YISSUM on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to one percent (1%) per month, calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.

ARTICLE 7 LICENSES; EXCLUSIVITY

7.1	Exclusive License and Right to Sublicense.

Subject to the terms and conditions of this Agreement, YISSUM hereby grants EDESA and its Affiliates an exclusive, worldwide, royalty-bearing license, with the right to grant sublicenses in accordance with Section 3.5 above, to use the Licensed Technology for the Development and Commercialization of the Product in the Field in the Territory.

7.2	No Implied Licenses.

Except as explicitly set forth in this Agreement, neither Party nor its Affiliates grants any license, express or implied, under its intellectual property rights to the other Party. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not and shall not be construed to confer any rights upon either Party or its Affiliates by implication, estoppel, or otherwise as to any of the other Party's or its Affiliates' intellectual property, except as otherwise expressly set forth herein.

7.3	Retained Rights

Notwithstanding the provisions of Section 7.1, above, YISSUM, on behalf of the University, may submit requests to EDESA to make, use and practice portions of the Licensed Technology solely for the University's own non-commercial academic and teaching purposes provided that a specific request is submitted to EDESA by, or on behalf, of the University employee wishing to make such use, with such portions and purposes to be identified in the request. EDESA will not unreasonably withhold, condition or delay its consent to such YISSUM requests.

ARTICLES CONFIDENTIALITY; PUBLICATION

8.1	Nondisclosure Obligation.

(a)
Except as provided in this Section 8.1, all confidential or proprietary information disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates hereunder in connection with this Agreement, whether disclosed or provided prior to or after the Effective Date and whether provided orally, visually, electronically or in writing, shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set fo1ih herein without the prior written consent of the disclosing Party, until five (5) years following the Term of this Agreement, except to the extent that such Information:

(i)
is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party under a confidentiality agreement, as documented by the receiving Party's business records;

(ii)	is or becomes part of the public domain through no fault of the receiving Party;

(iii)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(iv)	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party's business records.

All information disclosed by one Party to the other hereunder, other than described in Subsections (i) through (iv) above, is hereinafter referred to as "Confidential Information". The Information and the Licensed Technology and the terms and conditions of this Agreement shall be deemed the Confidential lnformation of both Parties.

(b)
Each Party may disclose Confidential lnformation of the other Party, without such other Party's prior written consent, to its and its Affiliates' directors, officers, employees, agents, consultants, Sublicensees, suppliers, and other persons or entities who:

(i)
need to know such Confidential Information to assist the Party in fulfilling its obligations hereunder or, the case of YISSUM, otherwise assists YISSUM in the Development or Commercialization of the Product outside of the Field; and

(ii)	are bound by written confidentiality and non-use obligations consistent with those the Party uses to protect its own Confidential Information.

(c) Each Party shall promptly disclose to the other Party the nature and scope of any breach of this provision by it, or its Affiliates, directors, officers, employees, agents, consultants, Sublicensees, suppliers, or other persons or entities permitted hereunder and the steps taken to contain and address the breach.

(d) Each Party may also disclose the Confidential Information of the other Party, without such other Party's prior written consent, to any person, entity, or government or Regulatory Authority to the extent that the law requires such disclosure, including filings pursuant to applicable securities or tax laws and regulations. The Party disclosing such Confidential Information shall take such actions as are reasonable to preserve the confidentiality of such Confidential Information, such as requesting confidential treatment. In addition, EDESA may also disclose YISSUM's Confidential Information, without the YISSUM's prior written consent, to any person, entity, or government or Regulatory Authority to the extent that such disclosure is necessary for obtaining, maintaining, or amending any Regulatory Approvals, seeking approval for reimbursement or pricing of a Product in the Territory or satisfying any other regulatory obligation regarding the Product. Each Party may also disclose the Confidential Information of the other Party, without such other Party's prior written consent, pursuant to an order of a Regulatory Authority or court of competent jurisdiction, provided that it: (i) promptly notifies the other Party of the required disclosure in order to provide such Party an opportunity to take legal action to prevent or limit such disclosure and, if asked, reasonably assists the other Party in pursuing such action; and (ii) shall only disclose the Confidential Information to the minimum extent required by law.

8.2	Publicity; Use of Names.

(a)
The Parties shall issue a mutually acceptable press release announcing the execution of this Agreement. A Party may issue any subsequent press release relating to this Agreement or activities conducted hereunder upon prior written approval of the other Party, such approval not to be unreasonably withheld or delayed; provided, however, that no approval of the other Party shall be required if a subsequent press release solely discloses the information that: (I) a milestone under this Agreement has been achieved and/or any payments associated therewith have been received; (2) the filing and/or Regulatory Approval of the NDA with the FDA or the EMEA generally has occurred (provided, however, that specific dates of filing shall not be disclosed); (3) commercial launch of the Product in any country or any information that has previously been approved and disclosed as permitted by this Section 8.2. In the case of items (1)-(3) of the preceding sentence, the disclosing Party shall provide the other Party a copy of such proposed disclosures prior to the proposed release and consider in good faith any comments the other Party may make, where practicable, and in light of any reporting obligations of such disclosing Party under applicable laws, rules or regulations, including applicable securities law, Except as otherwise provided in this Section 8.2(a), neither Party shall use the name, trademark, trade name or logo of the other Party or its employees, or, in the case of YISSUM, the name or logo of the University or the name of its employees, in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party,

(b)
Notwithstanding the terms of this Article 8, either Party shall be permitted to disclose the existence and terms of this Agreement, to the extent required, in the reasonable opinion of such Party's legal counsel, to comply with applicable laws, rules or regulations, including the rules and regulations promulgated by securities law regulatory agencies or any other govenm1ental agency, Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 8.2(b), the Parties shall consult with one another on the terms of this Agreement for which confidential treatment will be sought in making any such disclosure, If a Party wishes to disclose this Agreement or any of the tem1s hereof in accordance with this Section 8.2(b), such Party agrees, at its own expense, to seek confidential treatment of the portions of this Agreement or such terms as may be reasonably requested by the other Party, provided that the disclosing Party shall always be entitled to comply with legal requirements.

(c)
Either Party may also disclose the existence and terms of this Agreement to its legal counsel, investment bankers, accountants and advisors, and to potential Sublicensees, Third Party contractors, investors, lenders or acquirers, and their legal counsel, investment bankers, accountants and advisors, in each case under an agreement or in the case of legal counsel, a professional obligation, to keep the tem1s of this Agreement confidential under terms of confidentiality and non-use substantially similar lo the terms contained in this Agreement and to use such Confidential lnfon11ation solely for the purpose permitted pursuant to this Section 8.2(c).

ARTICLE 9 REPRESENTATIONS AND WARRANTIES

9.1	Representations and Warranties of YISSUM.

Y!SSUM represents and warrants lo EDESA that as of the Effective Date:

(a)
subject to Section 9.l(d) below, it has the full right, power and authority to enter into this Agreement, to perform its obligations under this Agreement, and to grant the license granted under Section 7.1, and the fulfillment of its obligations and performance of its activities hereunder will not materially conflict with, violate, or breach or constitute a default under any material contractual obligation or court or administrative order by which YISSUM is currently bound;

(b)
to the Knowledge of YISSUM, there are no legal claims, judgments or settlements against or owed by YISSUM or pending legal claims or litigation, in each case relating to the Product the YISSUM Licensed Technology including, without limitation, legal claims made by the Researcher;

(c)
subject to Section I 3.11, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by YISSUM as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained;

(d)
based on the accuracy of the information provided to YISSUM by the Researcher, YISSUM Controls the right, title and interest in and to the Licensed Technology, and has the right to grant to EDESA the licenses that it purports to grant hereunder and has not granted any Third Party rights that would interfere or be inconsistent with EDESA 's rights hereunder;

(e)
to the Knowledge of YISSUM, there is no action, suit, inquiry, investigation or other proceeding threatened, pending or ongoing brought by any Third Party that alleges the use of the Licensed Technology or the Development and/or Commercialization of the Product would infringe or misappropriate the intellectual property or intellectual property rights of any Third Party (and it has not received any notice alleging such an infringement or misappropriation). In the event that YISSUM becomes aware of any such action or proceeding, it shall promptly notify EDESA in writing;

(f)	YISSUM does not have any current knowledge that would cause any of its representations or warranties to EDESA to be incorrect or untrue.

9.2	Representations and Warranties and Covenants of EDESA.

EDESA represents and warrants to YISSUM that as of the Effective Date:

(a)
it has the full right, power and authority to enter into this Agreement, to perform its obligations under this Agreement and the fulfillment of its obligations and performance of its activities hereunder do not materially conflict with, violate, or breach or constitute a default under any material contractual obligation or court or administrative order by which EDESA is bound;

(b)
subject to Section 13.11, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by EDESA as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained;

(c)	EDESA does not have any current knowledge that would cause any of its representations or warranties to YISSUM to be incorrect or untrue;

(d)
to the Knowledge of EDESA, neither EDESA nor any of its Affiliates, nor any of its employees or agents (i) is debarred, excluded, suspended, proposed for debarment or otherwise ineligible for participation in any federal, state or provincial health care program; (ii) has been convicted of or had a civil judgment rendered against it for commission of fraud or a criminal offense; and (iii) is presently indicted for or otherwise criminally or civilly charged by a governmental entity or agency with commission of any of the offenses set out in this paragraph;

(e)
EDESA (i) acknowledges that the Patents listed in Appendix B3 are currently in the process of being assigned in full to Yissum and, until such assignments are perfected, they are not part of the Licensed Technology; and (ii) that Yissum has agreed to included them as part of the Licensed Technology once such assignments have been perfected.

9.3	Representations and Covenants of Both Parties.

Each Party shall, and shall cause its Affiliates and agents to, comply with laws, rules, regulations and guidelines and related to the performance of its obligations hereunder and applicable to such Party, including the United States Food, Drug and Cosmetics Act and the Food and Drugs Act (Canada) and the regulations promulgated thereunder, and their foreign counterparts.

9.4	No Other Representations or Warranties.

(a)
EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. SPECIFICALLY,

(b)
IN PARTICULAR, YISSUM MAKES NO EXPRESS OR IMPLIED WARRANTIES THAT THE USE BY EDESA, ITS AFFILIATES OR ANY OTHER THIRD PARTY OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY YISSUM AS TO THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY, WHICH IS BEING LICENSED TO EDESA STRICTLY ON AN "AS IS" BASIS. YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER YISSUM NOR THE RESEARCHER, NOR TI-IE UNIVERSITY, NOR TI-IE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY SHALL HAVE ANY LIABILITY WHATSOEVER TO EDESA, AN AFFILIATE OR A SUBLICENSEE, OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY EDESA, AN AFFILIATE OR A SUBLICENSEE, OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST EDESA, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THIS AGREEMENT AND/OR TI-IE EXERCISE OF THE LICENSE, INCLUDING, (i) THE PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE, OR SALE OF ANY PRODUCT; (ii) THE USE OF THE LICENSED TECHNOLOGY; OR (i) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING.

ARTICLE 10 INDEMNIFICATION

10.1	General Indemnity By EDESA.

EDESA shall indemnify and hold harmless YISSUM, its Affiliates, the University, and their respective directors, officers, employees and agents (individually and collectively, the "YISSUM Indemnitee(s)") from and against all losses, liabilities, damages and expenses (including reasonable legal fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, "Losses") first arising after the Effective Date to the extent arising from: (a) the Development or Commercialization of the Product by EDESA or any of its Affiliates or Sublicensees; (b) the use of the Product manufactured or sold by EDESA or any of its Affiliates or Sublicensees by any purchasers thereof including any product liability claim; (c) the use by EDESA or any of its Affiliates or Sublicensees of the Licensed Technology; except to the extent such Losses result directly from, or arise directly out of, the gross negligent or willful misconduct of the YISSUM Indcmnitee(s).

10.2	Limited Indemnity To Be Granted to EDESA.

                In the event that the YISSUM Licensed Technology is licensed by YISSUM lo a Third Party for Development and Commercialization outside the Field (a "Non-Field License"), YISSUM shall ensure that such Non-Field License include an obligation by such Third Party licensee to indemnify and hold harmless EDESA who will be included as a party similar lo a YISSUM Indemnitee hereunder, along with its Affiliates, and their directors, officers, employees and agents (individually and collectively, the "EDESA Indenmitee(s)") from and against all Losses first arising after the execution of such Non-Field License to the extent arising from: (a) the Development or Commercialization of the YISSUM Licensed Technology outside the Field by such Third Party licensee; (b) the use of the Product manufactured or sold by Third Party licensee outside the Field by any purchasers thereof including any product liability claim; (c) the use by Third Party licensee of the Licensed Technology; except to the extent such Losses result directly from, or arise directly out of, the gross negligent or willful misconduct of the EDESA Indemnitee(s). Notwithstanding the foregoing, YISSUM's obligation pursuant to this Section 10.2 shall be contingent upon EDESA assuming a similar written obligation towards any Third Party licensee granted a Non-Field License.

10.3	Defense.

If any such claims or actions are made, the YISSUM Indemnitee shall be defended at the EDESA's sole expense by counsel selected by EDESA and reasonably acceptable to the YISSUM indemnitee, provided that the YISSUM indemnitee may, at its own expense, also be represented by counsel of its own choosing. EDESA shall have the sole right to control the defense of any such claim or action, subject to the terms of this Article 10.

10.4	Settlement.

EDESA may settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment: (a) with prior written notice to the YISSUM indemnitee but without the consent of the YISSUM indemnitee, where the only liability to the Indemnitee is the payment of money and EDESA makes such payment; or (b) in all other cases, only with the prior written consent of the YISSUM indemnitee, such consent not to be unreasonably withheld.

10.5	Notice.

The YISSUM indemnitee shall notify EDESA promptly of any claim, demand, action or other proceeding under Section 10.1 or Section 10.2 and shall reasonably cooperate with all reasonable requests of EDESA with respect thereto.

10.6	Permission by EDESA.

The YISSUM indemnitee may not settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment in any such action or other proceeding or make any admission as to liability or fault without the express written permission of EDESA.

10.7	Limitation of Liability.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.7 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EDESA UNDER ARTICLE 10 OR ARTICLE 12.3, OR DAMAGES AVAILABLE FOR EITHER PARTY'S BREACH OF CONFIDENTIALJTY OBLIGATIONS IN ARTICLE 8.

10.8	Insurance.

EDESA shall maintain in good standing throughout the Tem1 of this Agreement and for a period of seven (7) years thereafter, product liability insurance policies in respect of the Product with an internationally recognized insurer or insurers licensed to do business in the Territory in an amount of not less than $2.0 million per occurrence, and not less than $2.0 million in the aggregate, on such terms and conditions as are customary in the industry. EDESA shall provide proof of such insurance to YISSUM within thirty (30) days of the Effective Date and thereafter from time to time within thirty (30) days of request of proof of such insurance.

ARTICLE 11 INVENTIONS; PATENT PROVISIONS

11.1	Ownership of Intellectual Property.

As between the Parties, YISSUM shall remain the sole and exclusive owner of the Licensed Technology. EDESA shall be the sole and exclusive owner of all patents, trademarks, know-how, data and other intellectual property that is conceived, discovered, invented, made or first reduced to practice by, or on behalf of, EDESA on or after the Effective Date, including all improvements, variations, modifications or enhancements of the Licensed Technology conceived, discovered, invented, made or first reduced to practice by, or on behalf of, EDESA after the Effective Date and including the EDESA Data.

11.2	Patent Prosecution

EDESA will be responsible for preparing, filing, prosecuting and maintaining the Patents in Yissum's name, and may elect to file applications for such other patents as EDESA deems necessary to protect the Licensed Technology ("Patent Management"). EDESA will (a) provide to Yissum all material information and documents received, prepared or filed in connection with the Patents, (ii) consult with YISSUM before taking any substantive actions related to the Patent Management and (iii) consider all comments and changes suggested by YISSUM in relation to the Patent Management. If EDESA intends to abandon, allow to lapse, or not continue the Patent Management of any Patent, then EDESA will, not less than 60 days before any required action relating to such Patent, notify YISSUM and YISSUM will then have the right, al its option, to assume the Patent Management of such Patent, in which case such Patent will be excluded from the Licensed Technology. To assist EDESA with the Patent Management, YISSUM will, al the reasonable request of EDESA, cooperate with EDESA, including provision of required information, and will execute and deliver documents (including powers of attorney) and do such other reasonable acts as EDESA may request.

11.3	Fees

From May 9 2016, EDESA shall be responsible for (a) all costs associated with the Patent Management of the Patents listed in Appendices B(l) and B(2); and (b) fifty percent (50%) of all costs associated with the Patent Management of the Patents listed in Appendix 13(3) until such time as the Patents listed in Appendix B(3) are fully assigned to Yissum (the "Full Assignment"), at which point EDESA shall be responsible for all costs associated with the Patent Management of the Patents listed in Appendix 13(3). Within 60 days of the receipt of any invoice in relation to the costs associated with the Patent Management of the Patents listed in Appendix B(3) until their Full Assignment, YISSUM will reimburse EDESA for one-half of such costs. Such Patent costs will not he refunded to YISSUM (in whole or in pait) under any circumstances.

11.4	Enforcement.

(a)
Notice. Each Party shall promptly provide, but in no event later than forty-five (45) days, the other with written notice reasonably detailing any known or alleged infringement or misappropriation of any Licensed Technology.

(b)
Enforcement of Intellectual Property Rights. EDESA shall have the right, but not the obligation, lo institute and direct legal proceedings against any Third Party believed to be infringing or misappropriating or otherwise violating the Licensed Technology. YISSUM agrees to co-operate to the extent reasonably necessary, including signing of all necessary documents to vest in EDESA the right to start such legal proceedings, provided that all the direct and indirect costs and expenses of bringing and conducting the legal proceedings are paid by EDESA (except for the expenses of YISSUM's counsel, if any). All amounts recovered by EDESA as the result of such legal proceedings will accrue to the benefit of EDESA, provided that such amounts awarded as compensation for lost sales revenue will be included in EDESA's Sublicensing Revenue if the action occurs in any country in the territory EDESA docs not directly commercialize the Product and treated as Net Sales in any country in the Territory that EDESA commercializes the Product (after deduction of EDESA's costs and expenses of legal proceedings) upon which Royalties will be paid to YISSUM.

11.5	Defense.

(a)
Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Development or Commercialization of the Product or use of the Licensed Technology infringes the intellectual properly rights of such Third Party. Such notice shall be provided promptly, but in no event after more than fo1ty five (45) days, following receipt of such allegations.

(b)
In the event that a Party receives notice that it or any of its Affiliates have been individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a Third Party's patents or other intellectual property right as a result of the Development or Commercialization of the Product or use of the Licensed Technology, such Party shall immediately notify the other Party in writing and in no event notify such other Party later than forty five (45) days after the receipt of such notice. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall asse1i and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof. In such event, the Parties shall agree how best to mitigate or control the defense of any such legal proceeding; provided however, that EDESA shall assume the primary responsibility for the conduct of the defense of any such claim that is specific to the Field, at EDESA's expense, and YISSUM shall assume the primary responsibility for the conduct of the defense of any other such claim, at YlSSUM's expense. Notwithstanding the foregoing, YISSUM may forego assuming the primary responsibility for the conduct of the defense of any such claim outside the Field, in which case EDESA shall have the right, but not the obligation, to assume such primary responsibility at its own expense. The Party that does not assume primary responsibility for the conduct of the defense shall have the right, but not the obligation, to participate and be separately represented in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim. If a Party or any of its Affiliates have been individually named as a defendant in a legal proceeding relating to the alleged infringement of a Third Pa1ty's patents or other intellectual property right as a result of the Development or Commercialization of the Product, the other Party shall be allowed to join in such action, at its own expense.

(c)
Status; Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any litigation or settlement thereof initiated by a Third Party concerning the Development or Commercialization of the Product or the Licensed Technology; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this subsection 11.5(c) may be unde1taken by a Party without the consent of the other Party which consent shall not be unreasonably withheld or delayed.

ARTICLE 12

TERM AND TERMINATION

12.1	Term.

This Agreement shall be effective as of the Effective Date and shall expire on a country by-country basis on (a) the date of expiry of the last valid Patent in such country; (b) the date of expiry of any period of exclusivity granted to the Product by a Regulatory Authority in such country or (c) the date that is fifteen (15) years after the First Commercial Sale, whichever is last to occur, unless terminated earlier in accordance with this Agreement (the "Term").

12.2	Termination for Cause.

(a) Breach. This Agreement may be terminated upon written notice by either Party if the other Party has materially breached its obligations under this Agreement and has not cured such breach within forty-five (45) days of receipt of written notice of such breach by the other Party.

(b) Bankruptcy. This Agreement may be terminated upon written notice by either Party if the other Party (i) makes a general assignment for the benefit of creditors; (ii) files any petition, or commences any proceeding voluntarily, for any relief under any bankruptcy or insolvency laws or any law relating to the relief of debtors; (iii) consents to the entry of an order in an involuntary bankruptcy or insolvency case; (iv) is the subject of an order or decree for relief against it by a court of competent jurisdiction in an involuntary case under any bankruptcy or insolvency laws or any law relating to the relief of debtors, which order or decree is unstayed and in effect for a period of 60 consecutive days; (v) is subject to appointment, with or without its consent, of any receiver, liquidator, custodian, assignee, trustee, sequestrator or other similar official of such other Party or any substantial part of its prope1iy; or (vi) admits in writing of its inability to pay its debts generally as they become due.

(c) Failure to Develop. If YISSUM alleges that EDESA has failed to use commercially reasonable efforts to Develop the Product, this Agreement may be terminated by YISSUM upon written notice to EDESA if commercially reasonable efforts to Develop the Product have not commenced within two hundred and sixty (260) days of receipt of written notice of such failure by EDESA.

12.3	Termination Without Cause.

EDESA may terminate this Agreement in its entirety if it decides, in its sole discretion, that the Development and Commercialization of the Product is no longer commercially viable.

12.4	Effect of Termination.

(a)	Upon the termination of this Agreement, then:

(i)	The license granted to EDESA under Section 7.1 and any sublicenses that have been granted to a Sublicensee with respect to Licensed Technology shall terminate.

(ii)
Unless the Parties agree otherwise, all activities underway at the time of termination shall be terminated as soon as possible except for winding down activities (including such activities) in connection with any Clinical Trials (the cost of which shall continue to be borne by EDESA as provided in this Agreement until completion of such activities in the normal course). For the sake of clarity the costs of winding down activities shall include any incured costs or otherwise unavoidable wind down costs that would otherwise have been payable by EDESA.

(iii)
Unless this Agreement is terminated by EDESA pursuant to Section 12.2(a) or 12.2(b), EDESA shall transfer and assign YISSUM, upon YISSUM's request, all of the EDESA Data and any patent applications and issued patents relating to the Product owned by EDESA (the "EDESA Assigned IP"), provided that YISSUM pays all reasonable, out-of-pocket expenses actually incurred by EDESA in connection with such transfer and assignment. EDESA shall fully cooperate with the Licensor to effect such transfer and assignment and shall execute any document and perform any acts required to do so. The EDESA DATA SHALL BE PROVIDED ON AN "AS IS, WHERE IS" BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES AS TO THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR CONDITION OR AS TO THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON OR AS TO ANY OTHER MATTER.

(iv)
Without derogating from the force and effect of the foregoing assignment undertaking in Section 12.4(a)(iii), the Parties acknowledge and agree that if under applicable law the aforesaid assignment undertaking will not be fully enforceable, then the pm1 (if any) of such undertaking which is enforceable shall remain in full force and effect, and the part (or whole) which is not enforceable shall be automatically replaced with an in-evocable grant by EDESA to YISSUM, binding upon all of EDESA'S acquirers, successors and assignees, of an unrestricted, perpetual, irrevocable, world-wide, royalty-free, exclusive license to use, exploit, Transfer and sub-license (on a multi-tier basis) the EDESA Assigned IP for any and all purposes and uses

(v)
Notwithstanding anything to the contrary in this Section 12.4, if this Agreement is terminated by EDESA pursuant to Section 12.2 or 12.3, EDESA shall have the right to sell its remaining inventory of Product(s) so long as EDESA has fully paid, and continues to pay fully when due, any and all Royalties and Sublicensee Fees owed to YISSUM hereunder based on such sales.

(vi)
Following any termination of this Agreement, YISSUM shall pay to EDESA [  ]% of the amounts received by YISSUM or its Affiliates as royalties or sublicensing fees arising from the license of the Licensed Technology to a Third Party, up to a maximum amount equal to twice the documented amount EDESA has expended on the Development or Commercialization of the Product. In furtherance of EDESA's right under this Section 12.4(vi), YISSUM shall provide prompt notice to EDESA upon the execution of any such license and shall thereafter provide to EDESA written reports for each Calendar quarter and each Calendar Year; each such report showing in relation to the reporting period, as applicable: the royalties and sublicensing fees received by YISSUM under such license. Reports in respect of a Calendar Quarter shall be due on the thirtieth (30th) day following the close of such Calendar Quarter and annual reports shall be due on the sixtieth (60th) day following the close of such Calendar Year. Royalties and sublicensing fees shown to have been received in each report shall be due and payable by YISSUM on the date such report is due. YJSSUM shall keep complete and accurate records in sufficient detail to enable the royalties and sublicensing fees received by YISSUM under such license to be determined and EDESA shall have the right to audit such records on terms consistent with those set forth in Section 6.4 of this Agreement. For purposes of this Section 12.4(vi), the terms "royalties" and "sublicensing fees" in relation to amounts received from Third Patties shall have the same meanings as are set forth in this Agreement, but replacing references to "EDESA" with the name of the Third Party to whom YISSUM has licensed the Licensed Technology.

(b)
If either Party has the right to terminate this Agreement under Section 12.2, it may at its sole option, elect either to: (i) terminate this Agreement and pursue any legal or equitable remedy available to it; or (ii) maintain this Agreement in effect and pursue any legal or equitable remedy available to it.

12.5	Survival.

Any payments accruing hereunder shall continue to be due and owing following termination of this Agreement. In addition, the following provisions shall survive the termination of this Agreement for any reason: Articles 1, 6.4, 8, 9, 10, 11, 12 and 13.

ARTICLE 13 MISCELLANEOUS

13.1	Force Majeure.

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labour disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Patty shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly under take reasonable efforts necessary to mitigate such force majeure circumstances.

13.2	Assignment.

Either Patty may assign its rights or obligations under this Agreement without prior written notice to the other Patty or as part of a sale of all or substantially all of its assets to a Third Party, provided that such Third Party agrees, in writing, to assume the assigning Party's obligations under this Agreement.

13.3	Severability.

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

13.4	Notices.

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to YISSUM, to:	YISSUM
Attn: VP, Health Care
Hi-Tech Park, Edmond J. Safra Campus,
Givat-Ram,
Jerusalem P.O. Box 39135, Jerusalem,
Israel Email: shoshi.keynan@yissum.co.il

with a copy (which shall not constitute notice) to:	Attn: General Counsel
Email: bob.trachtenberg@yissum.co.il

if to EDESA, to:	Edesa Biotech Inc.
Attn: Director I 00 Spy Cornt
Markham, Ontario L3R5H6
Email: par@exzell.com

with a copy (which shall not constitute notice) to:	Attn: Wojtek Baraniak ■
Email: wbaraniak@fasken.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by email on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth business day following the date of mailing if sent by mail.

13.5	Applicable Law and Litigation.

This Agreement shall be governed by and construed in accordance with the laws of the England and Wales, without reference to any rules of conflict of laws. For controversies, claims and disputes not covered by the arbitration provisions pursuant to Section 13.14, and for injunctive or other equitable interim relief in relation to all controversies, claims and disputes arising out of or relating to this Agreement, the Patties irrevocably and unconditionally: (a) consent to the exclusive jurisdiction of the courts of England, located in London for any action, suit or proceeding and relating to injunctive or other equitable relief, and agree not to commence any action, suit or proceeding related thereto except in such courts; and (b) waive any objection to the laying of venue of any action, suit or proceeding in the courts of England, located in London and waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.6	Entire Agreement; Amendments.

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof are superseded by the terms of this Agreement. On the Effective Date, the confidentiality agreement between the Parties effective February 17 2016 shall terminate and all Confidential Information exchanged thereunder shall be deemed Confidential Information of the Party disclosing such information and protected under this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.

13.7	Independent Contractors.

The Parties shall be independent contractors and the relationship between the Parties shall not constitute a pm1nership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

13.8	Waiver.

The waiver by either Pm1y of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

13.9	Cumulative Remedies.

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

13.10	Waiver of Rule of Construction.

Each Party has had the opportunity to consult with legal counsel in connection with the review, draf1ing and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the draf1ing Party shall not apply.

13.11	Further Assurances.

Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Pm1y may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement. Each Pm1y shall use its conm1ercially reasonable effo11s to take all actions necessary or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement including the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any governmental authority.

13.12	Construction.

Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word "or" is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including" as used herein means including, without limiting the generality of any description preceding such tenn. References to "Section" or "Sections" are references to the numbered sections of this Agreement, unless expressly stated otherwise.

13.13	Currency.

All payments under this Agreement shall be made in United States Dollars. All references to "dollars" or"$" in this Agreement are to United States Dollars.

13.14	Dispute Resolution.

(a)
Any controversy, claim or dispute arising out of or relating to this Agreement shall first be submitted to the CEO of each Party for attempted resolution. If the CEOs of the Parties do not resolve such matter within thirty (30) days of the matter being submitted to them, then such matter shall be resolved through binding arbitration as follows. For the sake of clarity, this Section 13.14 is not intended to alter the rights of the Parties as established by Article 2, Governance, herein. The dispute shall be resolved by final and binding arbitration. The place of arbitration shall be London, England. The arbitration shall be in accordance with the rules of LCIA except as modified herein. The number of arbitrators shall be three. The language of the arbitration shall be English.

(b)
The Party wishing to commence an arbitration ("Claimant") shall notify the other party ("Respondent") in writing of its decision to commence arbitration hereunder (sometimes referred to in this Agreement as its "demand for arbitration"), setting out briefly its claims in its notice, and with its notice, name the arbitrator it is appointing.

(c)	The Respondent shall, within thirty (30) days of receipt of a demand for arbitration, notify the Claimant in writing of the name of the arbitrator it is appointing.

(d)	The third arbitrator shall be chosen by the first two arbitrators within twenty (20) days after the second of such arbitrators was appointed.

(e)
All arbitrators shall be chosen taking into account the type of issues to be addressed in the arbitration, whether legal, business, scientific, or a combination thereof, and having regard to their availability to conduct the arbitration within the times provided below. (The date on which the third arbitrator is appointed 1s the "Arbitration Panel Finalization").

(f)
Within thirty (30) days of completion of the hearing, the arbitrators shall render a reasoned arbitration award describing, in writing, the essential finding and conclusions on which the decision is based, including the calculation of any damages awarded. Any monetary award shall be made within thirty (30) days of the rendering of such award.

(g)
All information and documents in relation to the arbitration shall be deemed Confidential lnfo1111ation lo the full extent permitted by law. No individual shall be appointed as an arbitrator unless the individual first agrees in writing to be bound by this subsection and to conduct the arbitration in a manner that in his/her judh'1nent is most likely to maintain the confidentiality of Confidential Information. Neither Party may retain any expert in connection with the arbitration unless the expert first agrees in writing to be bound by this subsection, as applicable. The fact of and subject matter of the arbitration, including the fact that any dispute has been submitted to arbitration, and all evidence given and submissions made in connection with any arbitration, shall be Confidential Information, and shall be treated as such by the Parties and all persons employed by or contracted to them. Any meetings, conferences or hearings in connection with or during the arbitration may be attended only by those individual persons whose presence, in the opinion of the arbitral tribunal, is reasonably necessary for the determination or other resolution of the dispute and such person first agrees in writing to be bound by the provisions of these sections, as applicable. The obligations under this subsection continue notwithstanding any determination or other resolution of the arbitration.

(h)
The arbitrators shall be paid reasonable fees plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expe1t witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(i)	If the arbitrators rule in favour of one Party on all disputed issues in the arbitration, the losing Party shall pay l 00% of such fees and expenses.

(ii)
If the arbitrators rule in favour of one Party on some issues and the other Pmty on other issues, the arbitrators shall issue with the ruling a written determination as lo how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

(i)
Any final award of the arbitrators shall be final, conclusive and binding on the Parties, and judgment may be entered in any court of competent jurisdiction. To the extent lawful, the Parties exclude any right of review or appeal lo Canadian, United Stales, English, Israeli or other court, including in connection with any question of law arising in the arbitration or in connection with any award or decision made by the arbitrators, except as is necessary to recognize or enforce such award or decision.

13.15	Statute of Limitations.

In no event will a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such a dispute between the Parties would otherwise be barred by the applicable statute of limitations.

13.16	Injunctive and Other Interim Relief.

Nothing in this Agreement shall be construed as limiting in any way the right of a Party to seek injunctive or other interim relief from a court of competent jurisdiction with respect to any actual or threatened breach of this Agreement, or to preserve or protect any property or assets pending an arbitral award, or otherwise in support of the contemplated or pending arbitration. No such court application shall be taken as a waiver or impairment of arbitration.

13.17	Execution in Counterparts; Facsimile Signatures.

This Agreement may be executed in counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or scanned and emailed copies shall be deemed to be original signatures.

[Remainder of the Page Intentionally Left Blank]

The Parties have executed this Agreement as of the Effective Date.

YISSUM PHARMACEUTICALS INC>

By:	/s/ Shoshi Keynan
Name: Shoshi Keynan
Title: VP Licensing, Pharmaceuticals

By:	/s/ Yaacov Michlin
Name: Yaacov Michlin
Title: CEO of Yissum

RESEARCHER

By:	/s/ Saul Yedger
Name: Saul Yedger
Title: Professor

EDESA BIOTECH INC.

By:	/s/ Pardeep Nijhawan
Name: Pardeep Nijhawan
Title: Director

By:
Name:
Title:

Appendix A (Development Plan)

  First 6 months from Execution of the Agreement

●	External Review of the existing IND

●	Preparation of regulatory documents for meeting with Regulatory Authorities

●	Meeting with the Researcher to discuss potential research projects relevant to the development of the Product.

Within the 6-12 months from the Execution of the Agreement

●	Request for meeting with or submission of questions to Regulatory Authorities

●	Meeting/Interaction with Regulatory Authorities

●	Review of feedback/responses from Regulatory Authorities

●	Identification and engagement of CMO to produce Product Within the 12-18 months from Execution of the Agreement

●	Submission of IND or equivalent if no additional studies are required by the regulatory authorities or initiation of any studies mandated by Regulatory Authorities to submit IND or equivalent

Within the 18-24 months from Execution of the Agreement

●
Initiation of first clinical study if IND or equivalent if Regulatory Authorities required no addition studies for approval or completion and submission of IND or equivalent if additional pre -clinical studies were required by Regulatory Authorities.

  Every additional 12 months

●	Parties meet to discuss specific targets but EDESA will continue to use reasonable efforts to advance the Product.

Appendix B
(Patents)

(1)	Licensed Composition of Matter Patents:

Patent/Application	Title	Yissum ref.
us 8,865,878	Use of Lipid Conjugates In the Treatment of Disease	2510-51
CA 2,558,416	Use of Lipid Conjugates In the Treatment of Disease	2510-18
EP 1758595	Use of Lipid Conjugates In the Treatment of Disease

(2)	Method of Use or Other patents.

Patent/Application	Title	Yissum ref.
us 7,772,196	Use of Lipid Conjugates In the Treatment of Disease	2510-14
us 8,901,103	Use of Lipid Conjugates In the Treatment of Disease	2510-44
AU 2011201154	Use of Lipid Conjugates In the Treatment of Disease	2507-AU

(3)	Patents need to be assigned to Yissum

Patent/Application	Title	Yissum ref.
us 2014-0199241 us 14/115,869	LIPOSOMES COMPRISING POLYMER- CONJUGATED LIPIDS AND RELATED USES	4097-08
CA 2834918	LIPOSOMES COMPRISING POLYMER- CONJUGATED LIPIDS AND RELATED USES	4097-06
EP 2706988	LIPOSOMES COMPRISING POLYMER- CONJUGATED LIPIDS AND RELATED USES	4097-04
us 2015-0119567 us 14/525111	Lipid-polymer conjugates, their preparation and use thereof	3860-09
CA 2761590	Lipid-polymer conjugates, their preparation and use	3860-08

thereof
El' 2429532	Lipid-polymer conjugates, their preparation and use thereof	3860-04